Exhibit 10.14

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 20th day of August, 2019, and effective as of the Hire Date (as defined below), by and between CPG International LLC, a Delaware limited liability company doing business as The Azek Company LLC (“Employer”) and Paul Kardish (“Executive”).

RECITALS

WHEREAS, Employer desires to procure the services of Executive as its Chief Legal Officer and Executive is willing to be employed by the Employer, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, in order to protect the business, confidential and proprietary information, trade secrets and good will of the Employer, the Employer desires to obtain certain confidentiality, non-competition and non-solicitation covenants from Executive and Executive desires to agree to such covenants in exchange for the benefits described in this Agreement.

NOW, THEREFORE, intending to be legally bound, and for good and valuable consideration, the Employer and Executive hereby agree as follows:

PROVISIONS

1.Term and Duties. The term of this Agreement shall commence on September 1, 2019 (the “Hire Date”) and continue during Executive's employment with the Employer and thereafter for those provisions designed to survive employment. Executive's employment shall be at-will and may be terminated by either party pursuant to Section 4. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to, Sections 5, 6, 7 and 21, in the event that Executive's employment is terminated, regardless of reason. Executive shall serve as the Employer's Chief Legal Officer. Executive's title/position may change over the course of this Agreement by the Employer at its discretion subject to the terms herein. Subject to the provisions of this Agreement, Executive shall devote Executive's best efforts and abilities to the performance of Executive's duties on behalf of the Employer and to the promotion of its interests consistent with and subject to the direction of the Chief Executive Officer of Employer.

2.Exclusivity. Executive shall devote all of Executive's business time, energies, attention and abilities to the operation of the business of the Employer and shall not be actively involved in any other trade or business or as an employee of any other trade or business. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and to do no act which would directly or indirectly injure the Employer's business, interests, or reputation. In keeping with Executive's fiduciary duties to the Employer, the Employer agrees that Executive shall not become involved in a conflict of interest with the Employer, or upon discovery thereof, allow such a conflict to continue. Moreover, Executive shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval from the Employer. It is understood that the foregoing provisions of this Section 2 are not intended to prevent Executive from serving on the board of directors or in a similar capacity for another religious, charitable or community organization, provided such service does not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Sections 5, 6 or 7 of this Agreement.

3.Compensation.

(a)Base Compensation. In consideration of the services to be rendered by Executive, the Employer shall pay to Executive base compensation at a rate of $400,000 per year (“Base Compensation”) (pro-rated for any partial years). The Base Compensation shall be paid to Executive in accordance with the Employer’s standard payroll policies. Executive’s Base Compensation may be increased from time to time by the Employer at its discretion subject to the terms herein. Executive shall not be entitled to receive the salary and benefits that are associated with the offered position unless Executive first executes and agrees to be bound by this Agreement.

(b)Annual Bonus. Executive will be eligible to participate in any annual bonus program made available to senior executives of the Employer (the “Bonus Plan”), which as of the date of this Agreement is the Key Employee Management Incentive Plan. Executive’s target bonus opportunity under the Bonus Plan for each year shall equal sixty percent (60%) of the Base Compensation. The actual annual bonus paid for any year shall be subject to the terms and conditions of the Bonus Plan.

(c)Benefits. During Executive’s employment, Executive shall be eligible to participate in such benefit programs offered by the Employer as are offered to senior executives of Employer (except in the case of equity-based incentive plans), including but not limited to the Employer’s group health insurance and 401(k) plans, subject in each case to the generally applicable terms and conditions of the plan, benefit or program in question. All matters of eligibility for coverage or benefits under any benefit plan or Employer policy shall be determined in accordance with the provisions of such plan or policy. The Employer reserves the right to change, alter or terminate any benefit in its sole discretion. Executive shall be entitled to four (4) weeks’ vacation and sick leave per calendar year (pro-rated for any partial years), to be used subject to the terms of the Employer’s applicable policies and procedures. The Employer will reimburse Executive for all reasonable and necessary travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties upon the presentation of reasonably itemized statements of such expenses in accordance with Employer’s applicable policies or procedures with respect to senior executives of Employer.

(d)Relocation and Sign-On Bonuses. As soon as practicable following the Hire Date, the Employer shall pay to Executive a one-time cash relocation bonus award equal to $125,000 (grossed up for applicable taxes) for relocation (the “Relocation Bonus”). On the first payroll date after 30 days of completed employment, the Employer shall pay to Executive a one-time cash sign-on bonus award equal to $100,000, less applicable taxes (the “Sign-on Bonus”). In the event that Executive resigns his employment prior to the first anniversary of the Hire Date, Executive will be rquired to repay the entire after-tax value of such Relocation Bonus and Sign-on Bonus.

(e)Equity Participation. The Employer will recommend that the board of directors of AOT Building Products GP Corp. authorize and approve a grant of 2,000 Profits Interests in AOT Building Products L.P. to you, subject to the terms and conditions set forth in the Amended and Restated Agreement of Limited Partnership of AOT Building Products, L.P., dated as of September 30, 2013, among AOT Building Products GP Corp., Ares Corporate Opportunities Fund IV, L.P., 2384590 Ontario Limited and the other signatories thereto and the applicable LP Interest Agreement, promptly after the date of this Agreement.

4.Termination of Employment.

(a)The Employer may terminate Executive’s employment for any reason or no reason. If Executive’s employment is terminated for any reason, the Employer shall be obligated to pay Executive all earned but unpaid Base Compensation through the date of termination, unpaid expense reimbursements to which Executive is entitled and accrued but unused vacation (the “Accrued Amounts”). If Executive’s employment is terminated by the Employer other than for Cause, the Employer shall be obligated, in addition to the payment of the Accrued Amounts, to continue to pay to Executive the Executive’s Base Compensation at the rate then in effect for a period of twelve (12) months following the termination date (the “Termination Payments”). Employer’s obligation to make the Termination Payments shall be conditioned upon (i) Executive’s compliance with the covenants set forth in Section 7 (the “Post-Employment Restrictions”) and Executive’s obligations with respect to Employer’s Confidential Information (as defined below) and (ii) Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims in a form reasonably acceptable to Employer (the “Release”) that becomes effective within sixty (60) days following the date of termination of employment. Subject to Section 4(b), the Termination Payments shall be paid in equal installments over the twelve-month period following Executive’s termination of employment on the Employer’s regular payroll dates commencing on the first payroll date following the sixtieth (60th) day after the date of termination of employment, with the first such payment including the aggregate amount that would have been paid to Executive during the first sixty (60) days following the date of termination had the delay provided herein not applied. The Accrued Amounts shall be paid within sixty (60) days following the termination date.

(b)If Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, any payments required to be made pursuant to this Section 4 which are subject to Section 409A shall not commence until six (6) months from the termination date, with the first payment to be equal to the aggregate amount that would have been paid to Executive under this Section 4 during the first six (6) months immediately following the termination date had this Section 4(b) not been applicable. Each installment of the Termination Payments shall be considered a “separate payment” for purposes of Section 409A. Notwithstanding any provision of this Agreement to the contrary, Executive acknowledges and agrees that the Employer shall not be liable for, and nothing provided or contained in this Agreement will be construed to obligate or cause the Employer to be liable for, any tax, interest or penalties imposed on Executive related to or arising with respect to any violation of Section 409A.

(c)The foregoing payments upon termination of Executive’s employment as described in this Section 4 shall constitute the exclusive severance payments due to Executive upon a termination of Executive’s employment. For the avoidance of doubt, Executive is not entitled to any Termination Payments in the event that Executive resigns (regardless of reason).

(d)“Cause” as used herein shall mean Executive’s (i) commission of an act which constitutes common law fraud, embezzlement (other than occasional, customary and de minimis use of Employer’s property for personal purposes) or a felony, an act of moral turpitude, or of any tortious or unlawful act causing material harm to Employer’s business, standing or reputation or the business, standing or reputation of any of Employer’s Affiliates; (ii) gross negligence in the performance of Executive’s duties hereunder; (iii) breach of Executive’s duty of loyalty or care to Employer or any of its Affiliates; (iv) other misconduct that is materially detrimental to Employer or any of its Affiliates; (v) refusal or failure to perform Executive’s duties or the deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Employer, in each case after receiving written notice describing Executive’s noncompliance and being given ten (10) business days to cure (to the extent curable) such non-compliance; (vi) breach of this Agreement or any other agreement with or for the benefit of Employer or any of its Affiliates to which Executive is a party or by which Executive is bound, which breach is not cured (to the extent curable) within ten (10) business days following written notice from Employer; or (vii) Executive’s death or disability in which Executive cannot perform the essential functions of Executive’s job with or without a reasonable accommodation.

5.Nondisclosure of Confidential Information.

(a)Executive recognizes and acknowledges that the Employer and its “Affiliates” (defined below) continually obtain and develop “Confidential Information” (defined below). During Executive’s employment and at all times thereafter, Executive will hold in strictest confidence and will not disclose, use, or publish any of the Confidential Information, except as such disclosure, use or publication may be required in connection with Executive’s work for the Employer. If at any time (including after termination of Executive’s employment with the Employer), a person, entity, governmental agency, or a court of competent jurisdiction requests or demands that Executive disclose Confidential Information, to the extent permitted under applicable law or regulation, Executive will promptly notify the Employer, and will cooperate with the Employer or its Affiliates in their efforts to prevent or limit such disclosure. Disclosure of Confidential Information by Executive or by anyone else, whether done intentionally or inadvertently, will not affect Executive’s continuing obligations under this Agreement as to the disclosed Confidential Information. Notwithstanding anything herein to the contrary, Executive’s obligation to protect Confidential Information shall not prohibit Executive from disclosing matters that are protected under any applicable whistleblower laws, including reporting possible violations of laws or regulations, or responding to inquiries from, or testifying before, any governmental agency or self-regulating authority, all without notice to or consent from the Employer. Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(b)“Confidential Information” as used herein includes, but is not limited to, the Employer and its Affiliates’ trade secrets, proprietary information and confidential information which may include, but is not limited to, technical information, such as methods, processes, formulas, compositions, inventions, product development, product designs, computer programs, special hardware, product hardware, related software development, research projects, improvements, systems methods and other confidential technical data, and business information, such as sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, proposals, sales leads, profit margins, service reports, amount or kind of customers’ purchases from the Employer and/or its Affiliates, sources of supply, supply costs, system documentation, pricing data and policies (including general price lists and prices charged to specific customers), and business methods, strategies, production or merchandising systems or plans.

(c)“Affiliates” as used herein includes, but is not limited to, CPG Building Products LLC, WES, LLC (including UltraLox Technology, LLC), CPG Sub I Corporation, Scranton Products Inc. (including Sanatec Sub I Corporation and Santana Products Inc.), Vycom Corp. and Versatex Building Products LLC and any other entities that are subsidiaries of or otherwise affiliated with the Employer on or after the date of this Agreement.

6.Assignment of Intellectual Property. Executive assigns to the Employer any rights Executive may have or acquire in the Confidential Information, and in any other intellectual property developed by Executive in whole or in part while employed by Executive, including without limitation any development rights, drawings, patents, copyrights, and the like. Executive agrees that all such intellectual property is the sole property of the Employer and its assigns. Executive irrevocably designates and appoints the Employer and its duly authorized officers and agents as Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and on Executive’s behalf to execute, verify, and file any documents and to do all other lawfully permitted acts to further the purposes of this assignment, with the same legal force and effect as if executed by Executive.

7. Post-Employment Restrictions. In order to protect the business interests and good will of the Employer and its Affiliates and to protect the Confidential Information, and in consideration of the provisions of this Agreement, Executive covenants and agrees as follows:

(a)Non-solicitation of Customers or Prospective Customers. Executive agrees that during Executive’s employment and for the twenty four (24) month period following Executive’s termination from employment with the Employer (regardless of reason), Executive will not, as an agent or employee, or on behalf of any person or entity, directly or indirectly (1) solicit, attempt to obtain business from, accept business from, do business with or service any Customers or Prospective Customers (except that this non-solicitation provision shall not apply if Executive is acting on the Employer’s behalf), (2) induce or attempt to induce any Customer or Prospective Customer to terminate or reduce its relationship or otherwise cease doing business in whole or in part with the Employer or any of its Affiliates or (3) interfere with any relationship, contractual or otherwise, between the Employer or any of its Affiliates and any of its Customers or Prospective Customers.

(i)“Customer” as used herein shall mean any person or entity that procured any products or services from the Employer or any of its Affiliates during the preceding two (2) years.

(ii)“Prospective Customers” as used herein shall mean any person or entity that Executive, Employer or the Affiliates solicited, contacted and/or communicated with on the behalf of the Employer or any of its Affiliates for business purposes during the preceding two (2) years.

(b)	Non-solicitation of Employees and Independent Contractors.

(i)Executive agrees that during Executive’s employment with the Employer and for the twenty four (24) month period following termination of Executive’s employment (regardless of reason), Executive shall not, directly or indirectly, induce or attempt to induce any Employee to terminate employment, hire or participate in the hiring of any Employee or interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Employer or any of the Affiliates and any

Employee. “Employee” as used herein shall mean any person employed by the Employer or any of its Affiliates or any person who was employed by the Employer or any of its Affiliates during the one (1) year preceding Executive’s termination from employment.

(ii)Executive agrees that during Executive’s employment and for the twenty four (24) month period following Executive’s termination from employment with the Employer (regardless of reason), Executive will not, directly or indirectly, induce or attempt to induce any person or entity who is engaged by the Employer or any of its Affiliates as an independent contractor to terminate or change its relationship with the Employer or its Affiliates.

(c)Non-Competition. Executive agrees that during Executive’s employment with the Employer and for the twenty four (24) month period following termination of Executive’s employment (regardless of reason), Executive shall not engage, directly or indirectly, whether as a consultant, independent contractor, agent, representative, employee, advisor, owner (except in the case of passive ownership of less than five percent (5%) of any publicly traded corporation) or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business in the United States.

(i)“Competing Business” shall mean any individual, corporation, partnership, business or other entity that provides or attempts to provide any products or services that are the same or similar to any products or services offered, under development or planned to be offered by the Employer or any of its Affiliates.

(ii)Executive acknowledges that the restrictions set forth in this Section extend nationwide. Executive further acknowledges that the geographic limitation in the restriction set forth above is reasonable because the Employer and the Affiliates offer their products and services and/or plan to offer their products and services throughout this geographic market. Executive further covenants and agrees that the geographic scope, length of term and types of activities restricted (including non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Employer and the Affiliates because of the scope of the Employer’s business and its relationship with the Affiliates, which share Confidential Information on a need-to-know basis. Executive acknowledges that these non-competition restrictions are reasonable and necessary and will not prevent Executive from being gainfully employed.

(d)Enforceability. If a court of competent jurisdiction determines that one or more of these Post-Employment Restrictions are so broad as to be unenforceable, then such provision is to be reduced in scope or length, as the case may be, to the extent required to make it enforceable. The foregoing is not an admission or evidence that any of the terms or conditions of this Agreement are unreasonable. For the avoidance of doubt, nothing in this Section 7 is intended to restrict Executive’s ability to provide legal advice in accordance with applicable rules of professional responsibility.

(e)Tacking. If Executive violates any of the above Post-Employment Restrictions, the time period for such restriction will be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

(f)Notification by the Employer. Executive consents to the Employer and any of its Affiliates providing notice to any person or entity regarding Executive’s Post-Employment Restrictions under this Agreement.

(g)Forfeiture of Termination Payments. In the event Executive violates the Post-Employment Restrictions or confidentiality obligations as set forth in this Agreement in any way, Executive’s right to receive or retain any Termination Payment, as described in Section 4, immediately ceases, and Executive must forfeit and return to the Employer all Termination Payments paid after the date of the first violation.

8.Return of Employer Property. Upon termination of Executive’s employment for any reason, Executive will deliver to the Employer any and all Employer equipment and property, access codes, documents, drawings, notes, memoranda, specifications, devices and formulas, together with all copies thereof, and any other material (including, but not limited to, email messages and other material in electronic format) containing or disclosing any Confidential Information or other information regarding the Employer.

9.Consideration. Executive acknowledges and agrees that the consideration set forth in the recitals to this Agreement and the rights and benefits hereunder are all and singularly valuable consideration, which is sufficient for any or all of Executive’s covenants set forth herein.

10.No Prior Agreements. Executive represents and warrants that Executive’s performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which Executive is a party or by the terms of which she may be bound. Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

11.Equitable Relief. Executive stipulates and agrees that any breach of Sections 5, 6, 7 and 21 of this Agreement by Executive will result in immediate and irreparable harm to the Employer and the Affiliates, the amount of which will be extremely difficult to ascertain, and that the Employer and the Affiliates could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Employer and the Affiliates shall have the right, without objection from Executive, to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect the Employer and the Affiliates against, or on account of, any breach by Executive of the provisions of this Agreement without requiring the Employer or the Affiliates to post any bond. Such right to equitable relief is in addition to all other legal remedies the Employer and the Affiliates may have to protect their rights.

12.Withholding. All amounts paid to Executive under this Agreement shall be subject to withholding and other employment taxes imposed by applicable law. Executive shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder.

13.Notices. All notices, requests, consents and demands by the parties hereto shall be delivered by hand, by confirmed facsimile transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to Executive:

At the address on file with the Employer

if to the Employer:

The AZEK Company

1330 West Fulton Street

Suite 350

Chicago, Illinois 660607

Attn: Chief Human Resources Officer

Notices shall be effective immediately upon personal delivery or facsimile transmission, one (1) business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

14.Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to its subject matter and supersedes and merges all prior or contemporaneous discussions or agreements, whether written or oral, regarding the subject matter of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in Executive’s duties, salary, or benefits will not affect the validity or scope of this Agreement.

15.Severability. In the event that any provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

16.Remedies; Waiver. No remedy conferred upon Employer by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Employer in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17.Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

18.Choice of Law, Jurisdiction and Venue. This Agreement is governed by the laws of the State of Delaware without regard to its principles of conflicts of law. Executive shall be receiving resources and Confidential Information from Delaware and agrees to its laws governing this Agreement. The parties further agree that the state and federal courts sitting in Wilmington, Delaware shall be the exclusive forum for the resolution of any dispute arising from or relating to this Agreement unless the Employer, in its sole discretion, brings a claim in another court of competent jurisdiction. Each party consents to the personal jurisdiction and venue of any such federal or state court. Executive irrevocably waives Executive’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness.

19.Successors and Assigns. The Employer shall have the right to assign this Agreement to a successor or assign, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. Any successor to or assignee of the Employer is an intended third-party beneficiary to this Agreement. Executive may not assign this Agreement. Employer further acknowledges and agrees that the Affiliates are third-party beneficiaries to this Agreement and shall be entitled to enforce this Agreement and the provisions herein to the extent Executive discloses or misappropriates Confidential Information belonging to them or unfairly competes with or solicits their customers, prospective customers, employees or independent contractors.

20.Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of this Agreement.

21.Nondisparagement. During Executive’s employment and thereafter, Executive shall not make or publish (or assist or participate in the making or publication of) any untruthful, negative or derogatory comments, oral or written, directly, indirectly or by innuendo about the Employer, its officers, directors or employees, as well as the Affiliates and their officers, directors or employees, or otherwise malign the Employer’s or its Affiliates’ businesses or reputations.

22.Survivability. The terms of Sections 5, 6, 7 and 21 of this Agreement survive the termination of Executive’s employment with the Employer for any reason.

[signature pages follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CPG INTERNATIONAL LLC

By:	/s/ Jesse Singh
Name: Jesse Singh
Title: Chief Executive Officer

EXECUTIVE
/s/ Paul Kardish
Paul Kardish